Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-86494) of American Locker Group Incorporated’s 1999 Stock Incentive Plan of our report dated April 1, 2013 (which reports an unqualified opinion), with respect to the consolidated financial statements and financial statement schedule of American Locker Group Incorporated as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, included in this Amendment No. 2 on Form 10-K/A for the year ended December 31, 2012.

/s/ Travis Wolff, LLP

Dallas, Texas

October 11, 2013